Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the InnerWorkings, Inc. 2006 Stock Incentive Plan, as amended and restated effective June 18, 2009, of our reports dated March 5, 2010 with respect to the consolidated financial statements of InnerWorkings, Inc. as of December 31, 2009, included in the Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 5, 2010